SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 19, 2003

WEBB INTERACTIVE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-28462 (Commission File Number)	84-1293864 (IRS Employer Identification No.)

1899 Wynkoop, Suite 600, Denver, CO (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (303) 296-9200

N/A
(Former name or former address, if changed since last report)

Item 5.            OTHER EVENTS.

Jabber Financing.

On March 19, 2003, France Telecom Technologies Investissements (“FTTI”), a wholly-owned subsidiary of France Telecom, Intel Capital Corporation, a wholly-owned subsidiary of Intel Corporation (“Intel”), and Webb Interactive Services, Inc. (“Webb”) purchased an aggregate of 25,218,914 shares of Series D Convertible Preferred Stock (“Series D Preferred Stock”) of Jabber, Inc. (“Jabber”) for an aggregate consideration of $7,200,000 ($.2855 per share). Webb acquired its Series D Preferred Stock in exchange for the cancellation of $2,200,000 in obligations owed to it by Jabber. In addition, FTTI was issued an additional 10,451,673 shares of Jabber’s common stock in accordance with anti-dilution rights held by FTTI. Following the transaction, Jabber had 35,253,969 outstanding shares of its common stock and 25,218,914 outstanding shares of the Series D Preferred Stock. The Series D Preferred Stock is convertible into shares of Jabber’s common stock on a one-for-one basis. Following the transaction, Webb owns 18,390,232 shares of Jabber common stock and 7,705,779 shares of Series D Preferred Stock, representing, on a fully converted basis, approximately 43.3% of Jabber’s outstanding capital stock compared to the ownership of approximately 74.8% of Jabber’s outstanding capital stock prior to the transaction.

The Series D Preferred Stock Purchase Agreement contemplates the potential sale of approximately $5,500,000 worth of additional shares of Series D Preferred Stock on the same terms as the original purchases by Webb, FTTI and Intel, including up to $2,500,000 worth of Series D Preferred shares pursuant to an option which will be granted to Webb if a sale to a venture capital investor, acceptable to the holders of the Series D Preferred Stock, is consummated. The Webb option, if granted, must be exercised by Webb on or before January 31, 2004. The venture capital investor has not been identified and there can be no assurance that this sale will occur and, accordingly, that Webb will be granted the option to acquire additional shares of the Series D Preferred Stock.

The Series D Preferred Stock includes liquidation preferences which entitle the holders of the Series D Preferred Stock on the liquidation of Jabber, including a sale of Jabber, to first be paid their original purchase price for the Series D Preferred Stock and then to participate with holders of common stock on an as-converted basis in the distribution of the remaining proceeds. In the event that Jabber is acquired for a valuation greater than three times the purchase price of the Series D Preferred Stock, then all shares of Series D Preferred Stock would participate on an as-converted basis with the holders of Jabber’s common stock. The conversion price of the Series D Preferred Stock would be adjusted on a weighted average basis in the event that Jabber sells shares of its common stock or securities convertible into or exercisable for common stock at a price less than the original purchase price for the Series D Preferred Stock.

The Stock Purchase Agreement provides that, without the prior approval of holders of 66 2/3% of the outstanding shares of Series D Preferred Stock, Jabber will not

2

engage in any transaction or arrangement for the distribution of Jabber’s securities to the public, except in connection with a qualified public offering; permit any transaction which would result in any of the holders of the Series D Preferred Stock owning more than 49% of Jabber’s authorized shares of capital stock calculated either by ownership percentage or voting power; or take any other action, other than in connection with a qualified public offering, that would result in Jabber becoming a reporting company under the Securities Exchange Act of 1934. In the event that an event has not occurred by January 1, 2005 that would permit Webb to distribute its Jabber securities to the Webb shareholders, Webb may require FTTI, on an annual basis until such an event shall have occurred, to sell Webb 1,000,000 shares of the Jabber common stock held by FTTI, at a purchase price equal to the conversion price for the Series D Preferred Stock plus interest compounded at 15% per annum. If the 49% ownership limit described above limits Webb’s ability to exercise this right, then the right will be suspended until Webb is able to exercise the right in full within the 49% limitation or upon an event which provides liquidity for all of Jabber’s shareholders, at which time the 49% limitation would be waived.

In connection with the transaction, an additional nominee of FTTI is being elected to the Jabber Board of Directors and an additional nominee acceptable to Webb, FTTI and Intel is to be elected to the Jabber Board of Directors. Following a sale to a venture capital investor as described above, the Jabber Board of Directors is to be reduced to five persons, including one nominee for each of Webb, FTTI, the new venture capital investor and Jabber management and an independent nominee acceptable to Webb, FTTI, Intel and the venture capital investor. The holders of the Series D Preferred Stock have also entered into a Right of First Refusal and Co-Sale Agreement; an Investors Rights Agreement; and Voting Agreement, all of which are filed herewith as exhibits to the Stock Purchase Agreement.

Purchase Order.

France Telecom has exercised an option pursuant to an OEM Software License Agreement between Jabber and France Telecom to purchase additional user licenses and maintenance and support services for an aggregate consideration of $3,000,000 to be paid in four equal quarterly installments during the year ending December 31, 2003.

The foregoing is only a summary of the transactions described herein and is not intended to be a complete description of the transactions, and is qualified in its entirety by Exhibits 10.1 and 10.2 filed herewith.

3

Item 7.            FINANCIAL STATEMENTS AND EXHIBITS.

(c)       Exhibits:

10.1    Series D Preferred Stock Purchase Agreement dated March 17, 2003, by and among Jabber, Inc., France Telecom Technologies Investissements, Intel Capital Corporation (“Intel”), and Webb Interactive Services, Inc. (“Webb”). Included as exhibits to the Stock Purchase Agreement are: (a) the following additional agreements among the parties to the Stock Purchase Agreement: Investors Rights Agreement; Right of First Refusal and Co-Sale Agreement; and Voting Agreement; and (b) Restated Certificate of Incorporation of Jabber, Inc.*

10.2    Certificate of Designation for Series D Preferred Stock.*

10.3    Second Amendment to Jabber OEM Software License Agreement, dated March 12, 2003, by and between Jabber and France Telecom, together with correspondence exercising purchase option.*

10.4    Press Release dated March 19, 2003 announcing the transaction.*

      *   filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 20, 2003	WEBB INTERACTIVE SERVICES, INC.
	By:	/s/ LINDLEY S. BRANSON

Lindley S. Branson Its: Vice-President/General Counsel

4